Exhibit 10.1

December 29, 2005

AWI Gaming, Inc.	Via: E-mail (originals mailed)
Mr. Bruce Dewing, President
675 Grier Drive
Las Vegas, NV 89119

Dear Bruce:

Millennium Bank is pleased to provide the binding loan commitment outlined below to American Wagering, Inc. and AWI Gaming, Inc. subject to receipt and approval of the conditions to close items listed herein:

Borrower:	AWI Gaming, Inc.

Guarantor:	American Wagering, Inc.

Facility:	Interest only commercial loan.

Loan Amount:	$1,100,000

Rate:	Wall Street Journal listed prime plus 2.0% floating daily

Term:	2 years from date of closing

Collateral:	1st Deed of Trust on said property

Closing Date:	1st day of the month after the Nevada Gaming Commission approval.

Prepayment Penalty:	None

Closing Costs:	Normal closing costs and out-of-pocket expenses apply, including but not limited to title insurance, flood certificate, tax certificate, credit report, appraisal fee, recording fees, release fees and loan origination fee of 2%.

Conditions to Close:

•	Acceptable appraisal of Sturgeon’s Inn & Casino

•	Executed documents by Borrower and participant - Great Basin Bank

•	Nevada Gaming Commission approval

•	Title commitment policy for $1,100,000 identifying Millennium Bank in first lien position.

Upon receipt of the items listed under the Conditions to Close, Millennium Bank will prepare the loan documents and order the title insurance commitment. On behalf of Millenium Bank, we look forward to working with you on this exciting business opportunity. Please feel free to contact me with any questions.

Sincerely,

Jeff Halverson , Vice President

MILLENNIUM BANK

1140 Edwards Village Blvd, Suite B102-104

Edwards, CO 81632

E-mail:  jeffh@millenniumprivatebank.com

Phone:	970-569-3633
Fax:	970-569-3664